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                [NEW PLAN EXCEL REALTY TRUST, INC. PRESS RELEASE]


FOR IMMEDIATE RELEASE

CONTACT:    Stacy Lipschitz
            Director of Corporate Communications
            New Plan Excel Realty Trust, Inc.
            212-869-3000 EXT. 3359

        NEW PLAN EXCEL REALTY TRUST NAMES GLENN RUFRANO CEO AND PRESIDENT

NEW YORK, February 25, 2000 -- New Plan Excel Realty Trust, Inc. (NYSE: NXL) today announced the appointment of real estate executive Glenn J. Rufrano, 50, as Chief Executive Officer and President of the Company. Mr. Rufrano will be nominated to serve as a member of the Company's Board of Directors, in place of a current inside director, at the Annual Meeting of Shareholders to be held on May 31, 2000, and will become a member of the Company's Investment Committee. This appointment is effective immediately, with Mr. Rufrano transitioning in over a period not to exceed thirty days. His immediate initiatives will focus on the overall strategic direction of the Company, including an evaluation of the Company's portfolio of over 350 properties.

Mr. Rufrano succeeds Arnold Laubich, who will retire as both CEO and President after dedicating more than 50 years to New Plan Excel Realty Trust and its predecessors. Mr. Laubich will retain his seat on the Board, and to ensure continuity during the management transition, he will remain at the Company for the next thirty days as a full-time consultant to Mr. Rufrano, and thereafter, for six months, as a part-time consultant to Mr. Rufrano.

Additionally, the Board of Directors of the Company has agreed that by September 2001 a majority of the Board will be composed of outside directors. The new structure reflects the Board's commitment to enhanced corporate governance practices and maximizes the experience and guidance of outside directors.

Mr. Rufrano has been a partner for over seventeen years at The O'Connor Group, a diversified real estate investment firm. He acted as both Chief Financial Officer and Chief Operating Officer during this period, and brings to New Plan Excel Realty Trust a solid knowledge of corporate finance and property fundamentals, as well as established relationships with real estate investors, including public and private pension funds, insurance companies, foundations and endowments. Most recently, Mr. Rufrano served as President of The O'Connor Group where his responsibilities included the investment and management of three private equity funds, as well as client service / marketing and finance activities. Concurrently, he was Co-Chairman of The Peabody Group, an association between The O'Connor Group and J.P. Morgan & Co., Inc., which recently raised over $800 million of capital for high-yield international investment opportunities. During his tenure at The O'Connor Group, the firm managed over $7 billion of real estate assets of which approximately half were retail assets,


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New Plan Excel Realty Trust, Inc.


including a $1.5 billion private REIT. The $7 billion portfolio was geographically dispersed across the country and comprised of both direct and indirect interests in retail, as well as multi-family residential, office and industrial space.

Prior to joining The O'Connor Group at its inception in 1983, Mr. Rufrano was a Senior Vice President in the Appraisal and Property Dispositions Department at Landauer Associates, a commercial real estate counseling firm. He currently serves on a number of boards at New York University's Real Estate Institute, where he is an adjunct professor, and is a member of the Board of Directors of TrizecHahn Corporation. Mr. Rufrano is also a member of the Urban Land Institute, the International Council of Shopping Centers and the Pension Real Estate Association.

William Newman, Chairman of the Board of Directors, commented, "We are very pleased to welcome Glenn as the new leader of our management team. We are confident that his extensive experience and fresh perspective will contribute greatly to our long-term strategy."

Mr. Newman concluded, "Arnold's innovative thinking and insightful appreciation of the real estate market has played a pivotal role in the development of our Company. During his tenure as President, and as CEO since 1998, he helped New Plan build a solid portfolio of retail properties and achieve uninterrupted dividend growth. We thank him for his dedication and wish him a fulfilling retirement."

New Plan Excel Realty Trust, Inc. is one of the nation's largest real estate companies, focusing on the ownership, management, acquisition, development and redevelopment of community and neighborhood shopping centers and garden apartment communities. The Company operates as a self-administered and self-managed REIT, with a national portfolio of 355 properties, total assets of approximately $3.0 billion and a track record of 83 consecutive quarters of dividend growth. Its properties are strategically located across 31 states and include 294 retail centers, primarily high-quality supermarket or discount store anchored, with a total of approximately 37 million square feet of gross leasable area; 53 garden apartment communities containing 12,560 units; and 8 miscellaneous commercial properties. For additional information, please visit the New Plan Excel Realty Trust, Inc. web site at www.newplanexcel.com.

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic conditions; the competitive environment in which the Company operates: financing risks; property management risks; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled "Business-Risk Factors" in the Company's Annual Report on Form 10K/A for the year ended Dec. 31, 1998, which discuss these and other factors that could adversely affect the Company's results.

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